As filed with the Securities and Exchange Commission on April 23, 2013
Registration No. 333-156798

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-6

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FOR AMERICAN DEPOSITARY SHARES EVIDENCED BY

AMERICAN DEPOSITARY RECEIPTS

ETABLISSEMENTS DELHAIZE FRÈRES ET CIE “LE LION” (GROUPE DELHAIZE)

(Exact name of issuer of deposited securities as specified in its charter)

DELHAIZE BROTHERS AND CO. “THE LION” (DELHAIZE GROUP)

(Translation of issuer’s name into English)

(The issuer’s charter (Articles of Association) specifies the issuer’s name in French, Dutch and English)

BELGIUM

(Jurisdiction of incorporation or organization of issuer)

CITIBANK, N.A.

(Exact name of depositary as specified in its charter)

399 Park Avenue

New York, New York 10043

(212) 816-6690

(Address, including zip code, and telephone number, including area code, of depositary’s principal executive offices)

Corporation Service Company

1133 Avenue of the Americas

Suite 3100

New York, New York 10036

(800) 927-9800

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Steven Patterson, Esq. Hunton & Williams LLP 2200 Pennsylvania Ave., N.W. Washington D.C. 20037	Herman H. Raspé, Esq. Patterson Belknap Webb & Tyler LLP 1133 Avenue of the Americas New York, New York 10036

It is proposed that this filing become effective under Rule 466:	☐ immediately upon filing.

☐ on (Date) at (Time).

If a separate registration statement has been filed to register the deposited shares, check the following box :  ☐

The Registrant hereby amends this Post-Effective Amendment No. 1 to Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Post-Effective Amendment No. 1 to Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Post-Effective Amendment No. 1 to Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This Post-Effective Amendment No. 1 to Registration Statement may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

ii

PART I

INFORMATION REQUIRED IN PROSPECTUS

Cross Reference Sheet

Item 1.	DESCRIPTION OF SECURITIES TO BE REGISTERED

Item Number and Caption			Location in Form of American Depositary Receipt (“Receipt”) Filed Herewith as Prospectus

1.	Name of Depositary and address of its principal executive office		Face of Receipt - Introductory Article.

2.	Title of Receipts and identity of deposited securities		Face of Receipt - Top Center.

Terms of Deposit:

	(i)	The amount of deposited securities represented by one American Depositary Share (“ADSs”)	Face of Receipt - Upper right corner.

	(ii)	The procedure for voting, if any, the deposited securities	Reverse of Receipt - Paragraphs (16) and (17).

	(iii)	The collection and distribution of dividends	Reverse of Receipt - Paragraph (15).

	(iv)	The transmission of notices, reports and proxy soliciting material	Face of Receipt - Paragraph (14); Reverse of Receipt - Paragraph (16).

	(v)	The sale or exercise of rights	Reverse of Receipt - Paragraphs (15) and (16).

	(vi)	The deposit or sale of securities resulting from dividends, splits or plans of reorganization	Face of Receipt - Paragraphs (3) and (7); Reverse of Receipt - Paragraphs (15) and (18).

	(vii)	Amendment, extension or termination of the deposit agreement	Reverse of Receipt - Paragraphs (22) and (23) (no provision for extensions).

	(viii)	Rights of holders of Receipts to inspect the transfer books of the Depositary and the list of holders of ADSs	Face of Receipt - Paragraph (14).

Item Number and Caption			Location in Form of American Depositary Receipt (“Receipt”) Filed Herewith as Prospectus

	(ix)	Restrictions upon the right to deposit or withdraw the underlying securities	Face of Receipt - Paragraphs (2), (3), (4), (7), (8), (10) and (11).

	(x)	Limitation upon the liability of the Depositary	Face of Receipt - Paragraph (8); Reverse of Receipt - Paragraphs (19) and (20).

3.	Fees and charges which may be imposed directly or indirectly on holders of ADSs		Face of Receipt - Paragraph (11).

Item 2. AVAILABLE INFORMATION			Face of Receipt - Paragraph (14).

Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) (“Delhaize Group”) is subject to the periodic reporting requirements of the United States Securities Exchange Act of 1934, as amended, and, accordingly, files certain reports with, and submits certain reports to, the United States Securities and Exchange Commission (the “Commission”). These reports can be retrieved from the Commission’s internet website (www.sec.gov), and can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington D.C. 20549.

PROSPECTUS

The Prospectus consists of the proposed form of American Depositary Receipt included as Exhibit A to the Form of Second Amended and Restated Deposit Agreement filed as Exhibit (a)(i) to this Post-Effective Amendment No. 1 to Registration Statement on Form F-6 and is incorporated herein by reference.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.	EXHIBITS

(a)(i)

Form of Second Amended and Restated Deposit Agreement, by and among Delhaize Group (the “Company”), Citibank, N.A., as depositary (the “Depositary”), and the Holders and Beneficial Owners of American Depositary Shares issued thereunder. (the “Second Amended and Restated Deposit Agreement”). — Filed herewith as Exhibit (a)(i).

(a)(ii)

Amended and Restated Deposit Agreement, dated as of February 18, 2009, by and among the Company, the Depositary and the Holders and Beneficial Owners of American Depositary Shares issued thereunder. — Filed herewith as Exhibit (a)(ii).

(b)

Any other agreement to which the Depositary is a party relating to the issuance of the American Depositary Shares registered hereunder or the custody of the deposited securities represented thereby. — None.

(c)	Every material contract relating to the deposited securities between the Depositary and the issuer of the deposited securities in effect at any time within the last three years. — None.

(d)	Opinion of counsel for the Depositary as to the legality of the securities to be registered. — Previously filed.

(e)	Certificate under Rule 466. — None.

(f)	Powers of Attorney for certain officers and directors and the authorized representative of Delhaize Group. — Set forth on the signature pages hereto.

Item 4.	UNDERTAKINGS

(a)	The Depositary undertakes to make available at the principal office of the Depositary in the United States, for inspection by holders of ADSs, any reports and communications received from the issuer of the deposited securities which are both (1) received by the Depositary as the holder of the deposited securities, and (2) made generally available to the holders of the underlying securities by the issuer.

(b)	If the amount of fees charged is not disclosed in the prospectus, the Depositary undertakes to prepare a separate document stating the amount of any fee charged and describing the service for which it is charged and to deliver promptly a copy of such fee schedule without charge to anyone upon request. The Depositary undertakes to notify each registered holder of an ADS thirty (30) days before any change in the fee schedule.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Citibank, N.A., acting solely on behalf of the legal entity created by the Amended and Restated Deposit Agreement, dated as of February 19, 2009, by and among Delhaize Group, Citibank, N.A., as depositary, and all Holders and Beneficial Owners from time to time of American Depositary Shares issued thereunder, as proposed to be amended by the Second Amended and Restated Deposit Agreement, certifies that it has reasonable grounds to believe that all the requirements for filing on Form F-6 are met and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form F-6 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 23rd day of April, 2013.

Legal entity created by the Amended and Restated Deposit Agreement under which the American Depositary Shares registered hereunder are issued, as proposed to be amended by the Second Amended and Restated Deposit Agreement, each American Depositary Share representing one (1) ordinary share, without nominal value, of Delhaize Group.

CITIBANK, N.A., solely in its capacity as Depositary

By:	/s/ Brian M. Teitelbaum
Name: Brian M. Teitelbaum
Title: Vice President

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Delhaize Group certifies that it has reasonable grounds to believe that all the requirements for filing on Form F-6 are met and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form F-6 to be signed on its behalf by the undersigned thereunto duly authorized, in Belgium, on April 23, 2013.

ETABLISSEMENTS DELHAIZE FRÈRES ET CIE “LE LION” (GROUPE DELHAIZE)

By:	/s/ Pierre-Olivier Beckers
	Name:	Pierre-Olivier Beckers
	Title:	President and Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Pierre-Olivier Beckers and Pierre Bouchut to act as such person’s true and lawful attorney-in-fact and agent, with full power to act without the other and with full power of substitution and resubstitution, for such person and in such persons’ name, place and stead, in any and all such capacities, to sign any and all amendments, including post-effective amendments, and supplements to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or said attorney-in-fact and agent’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post Effective Amendment No. 1 to Registration Statement on Form F-6 has been signed by the following persons in the following capacities on April 23, 2013.

Signature	Title

/s/ Mats Jansson Mats Jansson	Chairman of the Board of Directors

/s/ Pierre-Olivier Beckers Pierre-Olivier Beckers	President and Chief Executive Officer, Director (Principal Executive Officer)

/s/ Pierre Bouchut Pierre Bouchut	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ G. Linn Evans G. Linn Evans	Senior Vice President (Authorized Representative in the United States)

Signature	Title

/s/ Claire H. Babrowski Claire H. Babrowski	Director

/s/ Shari L. Ballard Shari L. Ballard	Director

/s/ Jacques de Vaucleroy Jacques de Vaucleroy	Director

/s/ Hugh G. Farrington Hugh G. Farrington	Director

/s/ Jean-Pierre Hansen Jean-Pierre Hansen	Director

/s/ William G. McEwan William G. McEwan	Director

/s/ Didier Smits Didier Smits	Director

/s/ Jack L. Stahl Jack L. Stahl	Director

/s/ Baron Luc Vansteenkiste Baron Luc Vansteenkiste	Director

Index to Exhibits

Exhibit	Document

(a)(i)	Form of Second Amended and Restated Deposit Agreement

(a)(ii)	Amended and Restated Deposit Agreement